EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood to Save Approximately $2 Million in Annual Costs by Streamlining Distribution Processes and Outsourcing its Remaining Manufacturing

New York, New York – August 18, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has completed its plan to outsource its remaining manufacturing processes and is in the final stages of consolidating its distribution facilities, which will result in a total annual savings of approximately $2 million.

The Company has ceased manufacturing at its facility in the Philippines, which is expected to reduce annual costs by approximately $1.5 million.  This is the last step in the Company’s strategy to fully outsource its manufacturing in order to reduce costs and operational risks.

The Company is also in the final stages of consolidating its retail and wholesale distribution capabilities into its 168,000 square foot facility in Phoenix, Arizona.  As a result, the Company will cease operations at its wholesale distribution facility in Poplarville, Mississippi by November 30, 2010.  The Company expects to save approximately $500,000 annually as a result of consolidating its distribution capabilities. Once the integration is completed, the Phoenix facility will serve as the Company’s U.S. distribution, customer contact and information technology center.

“The latest changes to our manufacturing and distribution capabilities are in line with the strategy we have implemented over the past 18 months, which is aimed at streamlining our operations and reducing costs.  These changes are expected to reduce total costs by $2 million annually, and positively impact our operating margins,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “Consolidating the distribution of our products to the Phoenix facility and fully outsourcing our manufacturing will allow us to dedicate more resources to the marketing and design of our products in order to strengthen our brand.”

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through its multi-channel retail division, Frederick’s primarily sell women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores nationwide, a world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Extreme Cleavage® bra and Hollywood Sizzle Pool. Party. Swim.™, Frederick’s of Hollywood is the Original Sex Symbol®.  Through its wholesale division, Frederick’s designs, manufactures, sources, distributes and sells women’s intimate apparel throughout the United States and Canada, and sells an array of licensed apparel and accessories globally.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com